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                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]


                                                                   April 6, 2000


                            Time Warner Telecom Inc.
                            ------------------------


Dear Ladies and Gentlemen:

          We have acted as counsel for Time Warner Telecom Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 15,289,842 shares (the "Initial Shares") (plus an additional 1,400,000 shares (the "Additional Shares") if the U.S. and International Underwriters choose to exercise their over-allotment option) of Class A common stock, par value $.01 per share, of the Company ("Class A Common Stock"). The Initial Shares include 15,277,627 shares ("B Shares") of Class B common stock, par value $.01 per share, of the Company which will be converted into an equal number of shares of Class A Common Stock in connection with the offering of the Initial Shares.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including (a) the Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

          Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that:
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               1.  The Company is a corporation validly existing and in good standing under the laws of the State of Delaware;

               2. Upon conversion of the B Shares, all Initial Shares shall have been duly and validly authorized and validly issued, fully paid and nonassessable; and

               3. The Additional Shares have been duly and validly authorized and when issued and delivered by the Company and paid for by the U.S. and International Underwriters in accordance with the terms of the Underwriting Agreement referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

          The opinion set forth in paragraph 3 is qualified to the extent we have assumed the due execution and delivery of the Underwriting Agreement.

          We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.


                                Very truly yours,


                                /s/ Cravath,  Swaine & Moore
Time Warner Telecom Inc.
10475 Park Meadows Drive
Littleton, CO 80124